Exhibit (d)(10)
YIELDQUEST ADVISORS, LLC
3280 Peachtree Road, Suite 2600
Atlanta, Georgia 30305
(866) 978-3781
February 26, 2010

To:	YieldQuest Funds Trust 3280 Peachtree Road Suite 2600 Atlanta, GA 30305
Dear Ladies and Gentlemen:
     Pursuant to the Investment Advisory Agreement approved by the Board of Trustees, you have engaged us to act as the sole investment adviser to the following series of the Trust: YieldQuest Core Equity Fund (“Equity Fund”), YieldQuest Total Return Bond Fund (“Total Return Fund”), YieldQuest Tax-Exempt Bond Fund (“Tax-Exempt Fund”), YieldQuest Core Bond Fund (“Core Bond Fund”), and Core Tax-Exempt Bond Fund (“Core Tax Exempt Bond Fund”) (each a “Fund” or collectively, the “Funds”).
     Effective February 26, 2010, with respect to the Institutional Class shares of each Fund, we hereby agree to waive our advisory fees and/or agree to reimburse certain Fund operating expenses, but only to the extent necessary to maintain the total annual operating expenses, except brokerage fees and commissions, 12b-1 fees, administrative services fees, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as fees and expenses of other investment companies acquired by a Fund), at the following percentages of the average daily net assets of a Fund:

Equity Fund	—	1.19%
Total Return Fund	—	0.79%
Tax-Exempt Fund	—	0.79%
Core Bond Fund	—	0.59%
Core Tax-Exempt Bond Fund	—	0.59%
     Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expense is incurred; provided that such Fund is able to make the repayment without exceeding its expense limitation applicable at the time of the waiver or reimbursement.

     With respect to each Fund, this Agreement shall continue in place until such date as the Fund is liquidated, or February 28, 2011, whichever shall be the first to occur. We understand that we may not terminate this Agreement prior to such date, except that we may voluntarily agree to lower the expense cap.

Very truly yours, YIELDQUEST ADVISORS, LLC
By:	/s/ David Summers
David Summers, Managing Director
Acceptance
The foregoing is hereby accepted.

YIELDQUEST FUNDS TRUST
By:	/s/ Gary Schwartz
Gary Schwartz, Chief Compliance Officer